Exhibit 99.(d)(1)(e)(ii)

(d)(1)(e)(ii) Amendment dated 4/9/10 to Investment Advisory Agreement relating to Transamerica Growth Opportunities
and Transamerica WMC Diversified Growth

TRANSAMERICA FUNDS
AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of April 9, 2010 to the Investment Advisory Agreement dated as of March 1, 2000, as amended (the “Agreement”), between Transamerica Funds and Transamerica Asset Management, Inc. In consideration of the mutual covenants contained herein, the parties agree as follows:

Fund Name Change.	Any references to Transamerica Equity are hereby deleted and replaced with Transamerica WMC Diversified Growth, in accordance with the restructuring of Transamerica Equity, effective April 9, 2010.

In all other respects, the Investment Advisory Agreement dated as of March 1, 2000, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of April 9, 2010.

TRANSAMERICA FUNDS

By: /s/ Christopher A. Staples

Name: Christopher A. Staples
Title: Vice President
Date: April 9, 2010

TRANSAMERICA ASSET MANAGEMENT, INC.

By: /s/ Dennis P. Gallagher

Name: Dennis P. Gallagher
Title: Senior Vice President, General Counsel and Secretary
Date: April 9, 2010